Exhibit 10.4

CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. DOUBLE ASTERISKS DENOTE SUCH OMISSIONS.

HALO-

PHARMA

Project Hawk

Clinical Manufacturing and Commercial Pricing

Prepared for

Egalet Limited

Proposal ID: EGA.C02.W1210.V4

December 4, 2012

Building

Partnerships

for Life

CONFIDENTIAL

1.	Parties	Halo Pharmaceutical, Inc 30 North Jefferson Road Whippany, NJ 07981	Egalet Limited c/o Trout Creek Consulting, LLC P.O. Box 645 Devon, PA 19333-0645

2.	Product	Project Hawk

3.	Contract

This Proposal (including Project Scope, Budget Summary and Standard Terms and Conditions for Pharmaceutical Development Services (“Terms and Conditions”) when accepted by Client shall become a contract binding on the Parties (“Contract”).

4.	Budget Summary	Part A

5.	Project Scope	Part B

6.	Capital Requirements and Commercial Pricing	Part C

7.	Standard Terms and Conditions	Part D

8.	Effective Date	December 4, 2012

9.	Terms	From the Effective Date until completion of the Pharmaceutical Development Services (“Services”) by Halo Pharmaceutical, Inc.

10.	Date of Confidentiality Agreement	July 23, 2012

Halo Pharmaceutical, Inc.		Egalet Limited

X	/s/ David Widman	X	/s/ Robert S. Radie

Name	David Widman	Name	Robert S. Radie

Title	Sr. Regional Sales Director	Title	President and CEO

About Halo Pharmaceutical, Inc

Halo Pharmaceutical, Inc is a Contract Development and Manufacturing Organization (COMO) headquartered in Whippany, New Jersey. Since 2008, Halo Pharmaceutical has served the Pharmaceutical community by providing Quality products and Services to our customers with a focus on making a difference in the life of the Patient.

Halo Pharmaceutical’s Whippany facility has maintained an outstanding and exemplary track record with key Regulatory Agencies.

Below is the past compliance history of the site:

July 2009	June 2011
cGMP (COER)	cGMP {COER)
March 2010
PAI & cGMP

Continually updated with state of the art equipment, the plant utilizes cutting-edge laboratory and manufacturing technologies. Whippany is perfectly suited to handle a wide range of solid, liquid and sterile ointment dosage forms. The facility includes a flexible Kilo Lab for API synthesis, microbiology lab, and labs for testing and analytic method development. A variety of packaging services are also available.

FACILITY SIZE	167,000 SQFT
REGULATORY APPROVAL	U.S. FDA
U.S. DEA

PRODUCTION CAPACITIES

SOLID DOSAGE	3 BILLION UNITS
LIQUID	500,000 LITRES
SUPPOSITORY	5 MILLION UNITS
BULK POWDER	1,500 KG
OINTMENT	200,000 KG

Executive Summary

This document outlines the services that Halo Pharmaceutical is proposing to perform for the successful development, manufacture and supply of Hawk (4 strengths), a morphine-based, solid oral, controlled release drug product using Egalet’s proprietary ADPREM (abuse deterrent prolonged release erosion matrix) injection molding-based technology and formulations. Hawk is indicated for moderate to severe pain and intended for the US Market.

The Hawk manufacturing process combines **  for the matrix, combined with a continuous injection molding process to form the dosage. The resultant delivery system is coated for cosmetic purposes. The following equipment has been evaluated to be ideal for this product:

Development Scale: **

**

**

**

**

Clinical Scale: **

**

**

**

**

Commercial Scale: **

**

**

**

**

Pricing for the Technology Transfer, Development, Clinical, and related activities and Commercial unit pricing have been prepared from the technical documents provided with the RFP. Certain assumptions have been made and are identified throughout this proposal document. Halo Pharmaceutical reserves the right to modify the pricing presented if the assumptions are found to be inaccurate or if the technical requirements change.

Halo Pharmaceutical will promptly communicate with Egalet Limited on any such findings that impact the pricing presented for the work to be performed in advance of carrying out any further work. All such further work at increased prices is subject to the prior written consent of Egalet Limited.

Should the project requirements change during execution of the agreed upon scope of work, Halo Pharmaceutical will provide Egalet Limited with a brief written explanation and approval costing for any such activity in a “Change of Scope” document.

Project Timeline

Milestone	Estimated Timing
Proposal Acceptance:	October — December 2012
Project Kick-off/Quota Request: (Technology Transfer Start)	No later than 1 week after proposal acceptance
GMP Audit:	December 11-12, 2012
Site Visit: {Manufacturing Observation at Egalet)	January 2013
Clinical Materials, Stability Start:	Q4 2013
Clinical Studies:	H12014
Submit NDA : (50Sb2)	Q3 2014
NDA Approval:	H1 2015
Validation Batches:	Immediately after approval

Part A: Budget Summary

Prices quoted are valid for twelve (12) months from the date of this proposal.
Prices are quoted in US Dollars.

1.0	ENVIRONMENTAL HEALTH AND SAFETY

	Environmental Health and Safety Assessment		**		**

2.0	ANALYTICAL SERVICES

2.1	Cleaning Residuals Assay — Method Development and Validation			**

2.2	Evaluation of USP API Release Testing Methods			**

2.3	Excipient Specification Generation ** Excipients			**

2.4	Packaging Material Specification Generation 2 Components			**

2.5	API Testing, Documentation and Release — Per Lot			**

2.6	Excipient Testing, Documentation and Release ** Excipients			**

2.7	Packaging Material Testing, Documentation and Release			**

2.8	Product Potency and Related Substances Assay by HPCL — Method Evaluation and Validation [4 Strengths]			**

2.9	Product Dissolution Assay by HPCL [Profile] — Method Evaluation and Validation [4 Strengths]			**

2.10	**			**

	Analytical Services Total				**

3.0	FORCED DEGRADATION

Preparation, Execution and Documentation/Report

	Forced Degradation Total				**

4.0	MICROBIOLOGY SERVICES

Microbiology Services will be contracted out to a qualified third party testing laboratory. The Services will be handled as a pass through cost to Egalet Limited

5.0	PD SERVICES — DEVELOPMENT MANUFACTURING

5.1	Development Batch

	Development Batch Manufacturing		**
	Development Batch Analytical Testing		**

	Development Batch Manufacturing Total			**

5.2	Design of Experiments — Matrix Blend and Injection Molding

	DoE Study Design, Analysis and Report [** Studies]	**

	Design of Experiments Matrix Blending Manufacturing [**kg batch size]	**
	Design of Experiments Matrix Blend Analytical Testing	**
	DoE Batches — Per Batch	**

DoE Batches — ** Batch Total	**

Design of Experiments — Injection Molding Manufacturing [** batch view]
Design of Experiments — Injection Molding Analytical Testing		**
DoE Batches — Per Batch		**
DoE Batches — ** Batch Total			**
Design of Experiments Matrix Blend and Injection Molding Manufacturing				**

PD Services — Development Manufacturing Total					**

6.0	PD SERVICES — ENGINEERING/SCALE-UP BATCH MANUFACTURING

Documentation
	Batch Record (Manufacturing) — 4 Strengths		**
	Batch Record (Packaging)		**
	Manufacturing Report		**
	Documentation Total			**

6.1	Engineering/Scale-up Batch

	Analytical Start-up (Cleaning Verification, etc.)		**
	Manufacturing		**
	Analytical Support		**
	Engineering/Scale-up Batch Total			**

6.2	Allrounder Optimization Batch

	Analytical Start-up (Cleaning Verification, etc.)		**
	Manufacturing and Packaging		**
	Analytical Support		**
	Allrounder Optimization Batch Total			**

6.3	Verification Batches

	Analytical Start-up (Cleaning Verification, etc.)		**
	Manufacturing and Packaging		**
	Analytical Support		**
	Verification Batch — 30mg Strength Total		**
	Verification Batch — 60mg Strength Total		**
	Verification Batch — 90mg Strength Total		**
	Verification Batch — 120mg Strength Total		**
	Verification Batch — 4 Batch Total			**
	Project Management			**
	Engineering Batch Manufacturing Total				**

7.0	CLINICAL TRIAL BATCH MANUFACTURING

Documentation
	Batch Record (Manufacturing) — 4 Strengths & Placebo		**
	Batch Record (Packaging) — 4 Strengths & Placebo)		**
	Manufacturing Report		**
	QA Review		**
	Documentation Total			**

7.1		Clinical Batch — Placebo

		Analytical Start-up (Cleaning Verification, etc.)	**
		Manufacturing and Packaging	**
		Analytical Support	**
		Clinical Batch — Placebo Total		**

7.2		Clinical Batches — 30mg, 60mg, 90mg and 120mg Strengths

		Analytical Start-up (Cleaning Verification, etc.)	**
		Manufacturing and Packaging	**
		Analytical Support	**
		Clinical Batch — 30mg Strength Total	**
		Clinical Batch — 60mg Strength Total	**
		Clinical Batch — 90mg Strength Total	**
		Clinical Batch — 120mg Strength Total	**
		Clinical Batch — 4 Batch Total		**
		Project Management		**
	Clinical Batch Manufacturing Total				**

8.0		SCALE-UP BATCH MANUFACTURING (OPTIONAL)

Documentation
		Batch Record (Manufacturing)	**
		Documentation Total		**

8.1		Scale-Up Batch

		Analytical Start-up (Raw Material testing, etc.)	**
		Manufacturing and Packaging	**
		Analytical Support	**
		Scale-up Batch Total		**
		Project Management	**	**
	Scale-up Batch Manufacturing Total				**

9.0		STABILITY — VERIFICATION BATCHES

Documentation
		Protocol	**
		Stability Report	**
		Documentation Total		**
Stability Program Details
	No. of Lots tested	4
	No. of Presentations	1
No. of Pullpoints
	4 Sample Pullpoint Price	** 1	**
	8 Sample Pullpoint Price	** 3	**
**
		Pullpoint Total		**
	Stability Program Total				**

Pull point Month
Condition	T=1	T=2	T=3	T=6	T=9	T=12	T=18	T=24	T=36
40°c / 75% RH	x	x	x
30°c / 65% RH				x
25°c / 60% RH	x		x	x
# of Samples	8	4	8	8	0	0	0	0	0

10.0	STABILITY — CLINICAL BATCHES

	Documentation
	Protocol			**
	Stability Report			**
			Documentation Total		**
	Stability Program Details
	No. of Lots tested		4
	No. of Presentations		1
			No. of Pullpoints
	4 Sample Pullpoint Price	**	3	**
	8 Sample Pullpoint Price	**	3	**
	12 Sample Pullpoint Price	**	2	**
	4 Sample Microbial Testing	**	3	**
			Pullpoint Total		**
	Stability Program Total					**

Pull point Month
Condition	T=1	T=2	T=3	T=6	T=9	T=12	T=18	T=24	T=36
40°c / 75% RH	x		x	x
30°c / 65% RH	x		x	x	x	x
25°c / 60% RH			x	x	x	x	x	x	x
Micro						m		m	m
# of Samples	8	0	12	12	8	8	4	4	4

11.0	STABILITY — VALIDATION BATCHES

	Documentation
	Protocol			**
	Stability Report			**
			Documentation Total		**
	Stability Program Details — First Validation Lot of Each Strength
	No. of Lots tested		4
	No. of Presentations		1
			No. of Pullpoints
	4 Sample Pullpoint Price	**	3	**
	8 Sample Pullpoint Price	**	3	**
	12 Sample Pullpoint Price	**	2	**
	4 Sample Microbial Testing	**	3	**
			Pullpoint Total		**
	Additional 2 Validation Lots of Each Strength, Pullpoint Total				**
	Stability Program Total					**

Pull point Month
Condition	T=1	T=2	T=3	T=6	T=9	T=12	T=18	T=24	T=36
40°c / 75% RH	x		x	x
30°c / 65% RH	x		x	x	x	x
25°c / 60% RH			x	x	x	x	x	x	x
Micro						m		m	m
# of Samples	8	0	12	12	8	8	4	4	4

12.0	BLEND HOLD STUDY

Preparation, Execution and Documentation/Report
	Blend Hold Study Total		**

13.0	VALUDATION PREMIUM

Manufacturing for Validation Activities will be in accordance with the proposed Commercial Pricing. Pricing for Validation Premium is provided for budgeting purposes only

	Master Validation Plan		**
	Packaging Validation (per container closure system)		**
	Process Validation Premium for 3 Validation Batches Per Strength	**
	4 Strength Total		**
	Cleaning Validation		**
PROJECT TOTAL
	Total Estimated Budget for Hawk		**

	Project Initiation Fee		$625,000

Part B:  Project Scope

This section of the proposal outlines the Technology Transfer, Development, and Clinical manufacturing that Halo Pharmaceutical is proposing to perform for Egalet Limited relating to Project Hawk.

Costs for supplies such as analytical columns, reference standards, etc. are not included in the pricing for the services. Halo Pharmaceutical will provide an estimation of the expected casts for these items for approval by Egalet Limited prior to purchase.

Cost for materials such as packaging components, Active Pharmaceutical Ingredients (API), excipients and other common processing aids are included in the pricing for the services. Egalet Limited specified grades of these materials will be procured by Halo Pharmaceutical from Egalet Limited specified suppliers or suppliers suggested by Halo Pharmaceutical and approved by Egalet Limited. Also included in the pricing for the services:

Petitioning with the U.S. DEA for API procurement quota

Material procurement

Direct Labor

In-process and Finished Product Testing

General factory overhead

All exclusive excipients will be purchased on behalf of Egalet Limited; any excess quantities upon completion of the project will be billed to Egalet Limited at Halo Pharmaceutical’s cost and disposed of or shipped to Egalet Limited.

1.0 Environmental Health and Safety (EH&S)

Active Pharmaceutical Ingredient:

Morphine Sulfate

Indication: Pain

The preliminary EHS categorization of this API is a Safebridge Risk Level 2.

Prior to the commencement of analytical method development, formulation development and manufacturing activities, a thorough review by Halo Pharmaceutical (and/or Industrial Hygiene service provider SafeBridge®) of the Environmental, Health and Safety (EH&S) requirements for the API will be completed in order to determine if the material can be handled safely at Halo Pharmaceutical’s Whippany site. Halo Pharmaceutical assumes that the EH&S review will determine that the API can be handled safely. If it is determined that Halo Pharmaceutical cannot handle the API safely, the entire Project Initiation Fee will be refunded.

2.0 Analytical Services

Halo Pharmaceutical will perform raw material testing and Analytical method transfers for the drug product as required to support this project. Halo Pharmaceutical will transfer existing Egalet analytical documentation into the Halo Pharmaceutical format.

2.1  Cleaning Residuals Assay — Method Development and Validation

2.2  Evaluation of USP API Release Testing Methods(1)

Morphine Sulfate USP

2.3 Excipient Specification Generation — ** Excipients

**

**

**

**

**

**

2.4  Packaging Material Specification Generation — 2 Components

**

**

2.5  API Testing, Documentation and Release — Per Lot(1)

2.6  Excipient Testing, Documentation and Release — * Excipients(2), (3)

2.7  Packaging Material Testing, Documentation and Release

2.8  Product Potency and Related Substances Assay by HPLC — Method Evaluation and Validation (4 Strengths)

2.9  Product Dissolution Assay by HPLC (Profile) — Method Evaluation and Validation (4 Strengths)

2.10 Product BHT Assay by HPLC — Method Evaluation and Validation (4 Strengths)

(1)  Analytical testing such as **  is not included in the pricing and wilt be contracted to an approved third-party testing facility. Costs for these activities (if applicable) will be handled as a pass-through fee.

(2)  Excipient Testing and Release Testing fee is applied on a per lot basis, per excipient.

(3)  An additional fee will apply to excipients requiring Residual Solvents Assay by GC. Halo Pharmaceutical will provide analysis using USP or third-party method.

It is assumed that the provided analytical methods are suitable for use for all strengths.

Protocols (as applicable) will be generated by Halo Pharmaceutical and provided to Egalet Limited for approval prior to execution. Data Summaries and Reports (as applicable) will be provided to Egalet Limited at the completion of each analytical activity.

3.0 Forced Degradation

Drug product samples will be subjected to forced degradation conditions according to ICH guidelines. The following typical forced degradation conditions **  **  will be applied to achieve approximately **% to **% degradation. A protocol and report will be generated to support the study.

4.0 Microbiology Services

An approved third-party laboratory **  will perform validation of microbial recovery from pharmacopeial articles following USP <1227> guideline and USP Harmonized methods (USP<61> and <62>) on the Product. A harmonized specification based on USP<1111> will be followed to meet USP/EP/JP acceptance criteria for pharmaceutical preparations and substances for pharmaceutical use. The validated methods will cover USP, EP and JP compendia for Microbiological Examination of Non-Sterile Products. The fee for this service will be handled as a pass through cost and billed to Egalet Limited at actual cost. Halo Pharmaceutical will provide an estimation of the cost for microbiology services for approval by Egalet Limited prior to the execution of this work.

5.0 PD Services — Development Manufacturing

5.1 Development Batch

One (1) small scale non-GMP development batch of the matrix blend will be manufactured to evaluate the **  **  utilizing Halo Pharmaceutical manufacturing equipment. **  of matrix blend will be manufactured and tested for manufacturability and analytical performance. This development batch will not be film coated or injection molded.

Testing will include: (matrix)

Physical Testing for Powder Properties (bulk/tapped density, flowability, particle size distribution)

Potency (Assay by HPLC)

Physical Testing for granule properties (appearance, moisture)

5.2 Design of Experiments —Matrix Blend and Injection Molding

Halo Pharmaceutical proposes the execution of two Design of Experiment (DoE) studies to monitor and optimize design variables and their affect on selected response variables for **  and injection molding technology.

Through careful consideration and collaboration between Halo Pharmaceutical and Egalet Limited, a specific design space will be decided upon during the protocol planning. For the purpose of this proposal, pricing for ** batches for each technology is provided. Analytical testing for the matrix blend study considers Potency Assay, Dissolution Assay and Physical testing. Manufacturing batch size for the matrix blend study will be –**  **   Analytical testing for the injection molding study considers Physical testing and Dissolution Assay. Manufacturing batch size for the injection molding study will be –** **  .

Statistical analysis of the data from the DoE’s will be performed by a Halo Pharma approved third-party agency subject to pre-approval of the specific agency by Egalet. The fee for this service will be handled as a pass through cost and billed to Egalet Limited at actual cost. An estimation of the cost for the DoE Study Design, Analysis and Report has been provided for budgeting purposes.

Based on results from the matrix blend study, Halo Pharmaceutical will determine what the appropriate material charge (kg) should be for the **    batches in Sections 6 and 7. **   is the charge that has been estimated in this proposal to ensure that (a) more than **  tablets are generated per batch and (b) the granulator is operating in a scalable, efficient, and representative manner. The matrix blend study will determine whether the batch charge should be higher than or can be lower than **  or should remain at **  If the batch charge is higher or lower than **   , Halo Pharmaceutical’s proposal pricing will be adjusted accordingly.

6.0 PD Services — Engineering/Scale-up Batch Manufacturing

**   process for the manufacture of Hawk will be transferred to Halo Pharmaceutical’s Whippany site where the process development and scale up will be performed.

Halo Pharmaceutical will generate Documentation required for the manufacturing and packaging of **   . Documentation for the Engineering batch will not undergo QA review. Data generated from the Engineering Manufacturing activities will be analyzed and included in a Manufacturing Report.

Manufacturing Batch Record

Packaging Batch Record

Manufacturing Report

6.1 Engineering/Scale-up Batch

Halo Pharmaceutical proposes the manufacture of 1 engineering batch of Hawk matrix blend, **  Strength. This engineering batch will be used to confirm critical process parameters. The activities will include:

**

API and Excipients fully tested and released

Batches will be bulk packaged in doubled PE bags, bubble packed fiber drums

GMP manufacturing conditions

No QA Review

In-process testing:

**

Uniformity of API in the matrix blend by HPLC

**

**

Finished Product testing: (Blend)

**

Assay HPLC

**

**

6.2 **             Optimization Batch

Halo Pharmaceutical proposes the manufacture of 1 Optimization batch of Hawk, **   Strength. The activities will include:

**

API and Excipients fully tested and released

Injection molded using the **

**

**

Tablet printing

Batch will be partially packaged in HDPE bottles, 100ct

GMP manufacturing conditions

No QA Review

In-process testing:

**

**

**

**

**

**

Finished Product testing:

**

**

Assay by HPLC

**

**

**

**

6.3 Verification Batches

Halo Pharmaceutical proposes the manufacture of 4 Verification batches of Hawk (one batch of each strength). The activities will include:

**

API and Excipients fully tested and released

Injection molded using the **

**

**

Tablet printing

Batches will be packaged HDPE bottles, 100ct

GMP manufacturing conditions

No QA Review

In-process testing: (per strength)

**

**

**

**

**

**

Finished Product testing: (per strength)

**

**

Assay/related substances by HPLC

**

**

**

**

7.0 Clinical Trial Material Batch Manufacturing

Halo Pharmaceutical will generate Documentation required for the manufacturing and packaging of Hawk. Documentation for the Clinical batch will undergo QA review. A Manufacturing Report will be generated summarizing the results from the Clinical Trial Material Batch manufacturing.

Manufacturing Batch Record

Packaging Batch Record

Manufacturing Report

Halo Pharmaceutical proposes the use of the following process train equipment:

**

**

**

7.1 Clinical Batch - Placebo

Halo Pharmaceutical proposes the manufacture of 1 Placebo Clinical batch of Hawk. The activities will include:

**   batch, blend manufactured in the **  Excipients fully tested and released

**

Tablet printing

Batch will be packaged HDPE bottles, 100ct

GMP manufacturing conditions

QA Review

In-process testing:

**

**

**

**

**

Finished Product testing:

**

**

Absence of Active Assay by HPLC

**

**

A Product Specifications Document and Certificate of Analysis will be provided with each production lot of ** Placebo Tablets.

7.2 Clinical Batches — 30mg, 60mg, 90mg and 120mg strengths

Halo Pharmaceutical proposes the manufacture of 1 Clinical batch of each strength of Hawk. The activities will include:

**  batch size per strength, blend manufactured in the **

API and Excipients fully tested and released

**

Tablet printing

Batches will be packaged HDPE bottles, 100ct

GMP manufacturing conditions

QA Review

In-process testing: (per strength)

**

Uniformity of API in the matrix blend by HPLC

**

**

**

**

Finished Product testing: (per strength)

**

**

Assay/related substances by HPLC

**

**

**

Assay by HPLC

A Product Specifications Document and Certificate of Analysis will be provided with each production lot of Hawk Tablets. Halo Pharmaceutical will be responsible for product release for product used in clinical trials per provisions in the to-be-completed Quality Agreement between Egalet and Halo Pharmaceutical.

8.0 Scale-Up Batch Manufacturing (Optional)

Note: Section 8 is included as an option. Based on the experience gained from the **  clinical batches, this **  engineering batch may prove unnecessary.

Halo Pharmaceutical will generate Documentation required for the manufacturing and packaging of Hawk, 30mg strength. Documentation for the Scale-Up batch will not undergo QA review.

Manufacturing Batch Record

Packaging Batch Record

Halo Pharmaceutical proposes the use of the following process train equipment:

**

**

**

8.1 Scale-Up Batch

Halo Pharmaceutical proposes the manufacture of 1 Scale-up batch of Hawk, 30mg strength. This batch will be manufactured to confirm the scale-up to the **  (proposed commercial scale equipment). The activities will include:

**  matrix blend batch size

API and Excipients fully tested and released

**

Tablet printing

Batches will be packaged HDPE bottles, 100ct

GMP manufacturing conditions

QA Review

In-process testing:

**

**

**

**

**

**

Finished Product testing:

**

**

Assay by HPLC

**

**

**

**

9.0 Stability — Verification Batches

Halo Pharmaceutical will prepare a protocol and conduct a Stability study to monitor the quality, purity, potency and physical attributes of Hawk, 30mg, 60mg 90mg and 120mg strengths in the designated packaging configuration.  The study will consist of the pull-points:

1, 2, and 3 months, 40°C ± 2°C / 75% RH ± 5% RH

6 months, 30°C ± 2°C / 65% RH ± 5% RH

1, 3, and 6 months, 25°C ± 2°C / 60% RH ± 5% RH

Testing:

Potency and Related Substances Assay by HPLC

BHT Assay by HPLC

Dissolution Profile (n=6)

Physical Testing (appearance, moisture or LOD)

A stability report will be generated.

10.0 Stability — Clinical Batches

Halo Pharmaceutical will prepare a protocol and conduct a Stability study to monitor the quality, purity, potency and physical attributes of Hawk, 30mg, 60mg, 90mg and 120mg strengths in the designated packaging configuration.  The study will follow ICH conditions and will consist of the pull-points:

1, 3, and 6 months, 40°C ± 2°C / 75% RH ± 5% RH

1, 3, 6, 9 and 12 months, 30°C ± 2°C / 65% RH ± 5% RH

3, 6, 9, 12, 18, 24 and 36 months, 25°C ± 2°C / 60% RH ± 5% RH

Testing:

Potency and Related Substances Assay by HPLC

**

Dissolution Profile (** )

Physical Testing (**   )

Microbiology testing at times T=0, 12, 24, and 36 months

A stability report will be generated.

Halo Pharmaceutical will pull a complete back up set of stability samples sufficient to perform the full stability testing protocol out to ** months.  This back up set of samples will be stored in the appropriate stability chambers at Halo Pharmaceutical’s Montreal facility.

11.0 Stability — Validation Batches

Halo Pharmaceutical will prepare a protocol and conduct a Stability study to monitor the quality, purity, potency and physical attributes of 3 Validation Lots of Hawk, 30mg, 60mg, 90mg and 120mg strengths in the designated packaging configuration.  Due to the duration of the manufacturing process for each Validation Lot (Campaign of 4 strengths), it is assumed that the stability study will have staggered start/T=0 dates.  The study will follow ICH conditions and will consist of the pull-points:

1, 3, and 6 months, 40°C ± 2°C / 75% RH ± 5% RH

1, 3, 6, 9 and 12 months, 30°C ± 2°C / 65% RH ± 5% RH

3, 6, 9, 12, 18, 24 and 36 months, 25°C ± 2°C / 60% RH ± 5% RH

Testing:

Potency and Related Substances Assay by HPLC

**

Dissolution Profile (** )

Physical Testing (appearance, moisture or LOD)

Microbiology testing at times T=0, 12, 24, and 36 months

A stability report will be generated.

12.0 Blend Hold Stability Study

Halo Pharmaceutical will prepare a protocol and conduct a Stability study to monitor the quality, purity, potency and physical attributes of Hawk matrix blends stored in double polyethylene bagged, fiberboard drums.  The study duration will be 60 days, with sampling and testing at 30 and 60 days.

Testing:

Potency and Related Substances Assay by HPLC

Physical Testing (**   )

A Blend Hold stability report will be generated.

13.0 Validation Premium

Validation Activities (Master Validation Plan, Process Validation, Packaging Validation, etc) will be performed on 3 cGMP batches of each strength of Hawk.  Pricing for the manufacturing of the 3 batches for each strength will be in accordance with the proposed Commercial Pricing.  The breadth and depth of the Validation program will be decided through collaboration between Egalet Limited and Halo Pharmaceutical.  Estimated pricing for Validation Premium is provided for budgeting purposes.

Project Support

Halo Pharmaceutical, as evidenced by the table on page 5, is available to start and complete this project according to Egalet Limited’s timelines as indicated in the RFP.  Halo Pharmaceutical will provide project management support to monitor the progress of the project against established timelines and will provide Egalet Limited with frequent updates.  The project manager will coordinate regular biweekly teleconference meetings and quarterly face-to-face meetings.  The fee for project support is incorporated in the breakdown cost for each activity in the Budget Summary.

Part C: Capital Requirements and Commercial Pricing

Capital Requirements

The following table details anticipated capital expenditures required to support the project.

Equipment / Change Parts	Price Estimate (USD)	Lead Time	CAPEX Responsibility
Booster pump and controls for chilled water	**	3 months	Egalet
Room and Utility modifications	**	8 months	Egalet
**	**	6 months	Egalet
Hawk Injection Molding Tooling	**	4 months	Egalet
** IQ/OQ	**		Egalet
** Maintenance Agreement	**		Egalet
Injection Molding Tooling Crane	**		Egalet
Tablet Printer	**	3 months	Halo
Humidity Controls (<** RH), ** CFM	**	9 months	Egalet

Total Halo funded CAPEX: ~$**  / Total Egalet funded CAPEX: ~$**

Halo Pharmaceutical is prepared to participate in capital expenditures, depending on the terms of the supply agreement and commercial pricing negotiated between the parties.

Timelines to install the identified CAPEX are consistent with the launch timelines for this product.

Phasing of CAPEX will be dependent on the commercial approval and volume ramp up foreseen by Egalet Limited.

Product dedicated change parts and production/laboratory equipment listed in this section of this proposal are the responsibility of Egalet Limited.

Room Modification and Equipment Installation

Halo Pharmaceutical anticipates the following activities to accommodate the installation and use of the Egalet ADPREM tablet manufacturing equipment: (costs outlined in the above table)

Room modifications to accept installation of the equipment

Floor, ceiling and wall finishes

Wall construction

Ductwork modifications

Sprinkler modifications

HVAC modifications to integrate with new desiccant dehumidifier to enable <**% rH operation

Guards during all construction

Security system(s)

Appropriate utilities to support operation of the granulation and molding equipment

Footings and/or floor reinforcement

Electrical

Plumbing (compressed air, cooling water, etc)

Equipment installation

Equipment 1Q/OQ

Equipment maintenance agreement

Many of the activities related to the room modifications and equipment installation will occur concurrently.  The total project lead time, excluding stability studies for clinical and validation batches, validation batch manufacturing, and Step 8.0 Scale-Up Batch Manufacturing, is anticipated to be approximately 11 months.

Commercial Pricing

Hawk Tablets will be packaged using King Slat Fillers equipped with an Omega Bottle Unscrambler, Enercon Induction Sealer, NJM Labeler and Resina Capper.  Bottles will be manually inserted into cartons with an insert and placed into shippers.

Criteria: (2016)

Product	Tablets per Bottle	Annual Forecast - 100ct Bottles	Matrix Blend Batch Size (Kg)	Campaign Run Length x Campaigns per year	Theoretical Bottles per Batch
Hawk 30mg Strength	100	**	**	**	**
Hawk 60mg Strength	100	**	**	**	**
Hawk 90mg Strength	100	**	**	**	**
Hawk 120mg Strength	100	**	**	**	**

Pricing listed below includes the cost of all raw materials and packaging components, with the inclusion of API.

Pricing: (Unit — Bottle, 100ct)

Product	Materials per Unit (USD)*	Conversion Cost per Unit (USD)	Full Service Price per Unit (USD)
Hawk 30mg Strength	**	**	**
Hawk 60mg Strength	**	**	**
Hawk 90mg Strength	**	**	**
Hawk 120mg Strength	**	**	**

Material Pricing:

Component	Estimated Price per KG (USD}
Morphine Sulfate, USP	**
**	**
**	**
**	**
**	**
**	**
**	**

Note: Each dosage will have a different color.  **  is included here as a proxy for **  material pricing.

*Includes Halo Pharmaceutical’s materials handling fee in both (a) Price per KG for excipients and (b) total Materials per Unit including API.

Commercial Pricing General Assumptions, Terms and Conditions

1)                                     Pricing is in US currency.

2)                                     Payment Term is net 30 days from date of invoice. Except for the Project Initiation Fee on page 10, invoices for all other project steps (e.g., “6.3 Verification Batches”) including the capex modifications will be issued by Halo Pharmaceutical upon either (a) completion of all work for that project step or (b) termination of that project step after work for that step had been authorized. Halo Pharmaceutical will invoice based on the actual scope of work that was performed; the actual scope of work that was performed for a given project step may be more or less than what has been identified in this proposal (e.g., if only needed 9 DOE blend batches vs. the 15 in the proposal, then Halo Pharmaceutical would only invoice for 9 DOE blend batches).

3)                                     In addition to execution by both parties of this Contract, as evidenced by valid signatures of authorized persons on page 2, project step-specific work orders (e.g., “6.3 Verification Batches” or “6.0 PD Services - Engineering/Scale-up Batch Manufacturing”) issued by Egalet will be required to undertake work on specific project steps in this proposal. Both Egalet and Halo Pharmaceutical recognize that the scope of work for specific project steps may change as the project progresses. Both parties acknowledge that this is a fee-for-service Contract and that Egalet is not obligated to authorize (as evidenced by issuance of a work order) all of the work quoted in this Contract nor is Egalet obligated to compensate Halo Pharmaceutical for quoted work that is not authorized.

4)                                     In the event that Egalet’s installed injection molding equipment will be idle for an extended period of time (e.g., after clinical trial materials are made and before NDA approval), Egalet and Halo Pharmaceutical will determine whether the injection molding equipment will be stored in place in its manufacturing suite or stored in Halo Pharmaceutical’s warehouse. In either case, Egalet will not be charged storage fees or fees to relocate and re-install said equipment. Halo Pharmaceutical may only use Egalet’s injection molding equipment for projects and products that are specifically authorized by Egalet; Halo Pharmaceutical may not use this injection molding equipment for projects or products sponsored by other companies or Halo Pharmaceutical itself without Egalet’s express written permission, which Egalet is not required to give.

5)                                     Pricing is FOB - Whippany, NJ

6)                                     Post-commercial stability costs are not included in this proposal.

7)                                     QC Testing and Release for API and materials is included in the commercial pricing.

8)                                     Egalet Limited will be responsible for all artwork related costs associated with printed components.

9)                                     Commercial pricing is subject to review and approval of component and product specifications, tech transfer reports and product performance.

10)                              Manufacturing yield of **  assumed for the purpose of this quotation.

11)                              Packaging yield of **  assumed for the purpose of this quotation.

12)                              Additional terms and conditions will be specified and agreed upon in a Manufacturing and Supply Agreement.

13)                              A Quality Agreement will be executed before any Hawk product is produced that would be put in humans. Prior to executing a Quality Agreement, Halo will perform Technology Transfer, Development, Clinical, and other related activities governed by this Contract in compliance with both the relevant regulations and guidances governing current Good Manufacturing Practices

(“cGMPs”) of the European Union and the United States and the relevant United States regulations regarding controlled substances. In the event of conflict between cGMP regulations and guidances of the United States and the European Union, the cGMP regulations and guidances of the United States shall govern. Additionally, in the absence of an executed Quality Agreement, Halo shall allow persons designated by Egalet to audit Halo facilities and documentation related to the Services performed for Egalet. This shall include auditing facilities and documentation associated with the development, manufacture, packaging, storage, and testing of Hawk product, raw materials, and packaging components. Halo shall provide Egalet with access to its representatives involved in the development, manufacture, packaging, storage, and testing of Hawk product, raw materials, and packaging components.

14)                              This proposal is valid for 60 days from the date of issuance.

Part D: Standard Terms and Conditions for Pharmaceutical Development Services

(Should proposal be accepted a Master Services Agreement would be developed with language similar to that below)

1.  Services:

(a)              Halo agrees to perform the pharmaceutical development services described in the Protect Scope (“Services”)

(b)              Parties must agree on changes, deletions or additions to the Services in advance of them taking place (“Changes”).

(c)               Minor Changes will be confirmed by electronic matt, facsimile or other written document, Significant Changes (such as a request by Client to change the Project Scope) will be confirmed by a Change of Scope Agreement,

2.  Payment and Deposit:

A.                 Payment

(a)              Client will pay Halo for the Services as outlined in each Project Proposal and for any Changes which will be invoiced separately at Halo’s then prevailing hourly rates

(b)              Except for the Protect Initiation Fee payment under Section 2B(a) below, each Halo Invoice will be due and payable within 30 days of the date of such invoice.

(c)               If any portion of an invoice is disputed, then Client will pay Halo the undisputed amounts and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Interest on past due accounts will accrue at a rate of 11.5% per month.

(d)              Client acknowledges that the prices as outlined in Part A, the Budget Summary, will remain in effect for 12 months from the effective date of this proposal. Thereafter, Halo reserves the right to increase the price of any remaining services under this Proposal, provided however that such Increase will only occur on an annual basis and will not exceed the percentage change of the **

d  , for the corresponding period.

B.                 Project Initiation Fee (if Applicable as per the Budget Summary]

(a)              Client will deliver to Halo the Protect Initiation Fee (“PIE”) set out in the Budget Summary. The invoice for the PIF will be due and payable within fifteen (15) days of the date thereof and no Services will be commenced until due payment is received by Halo,

(b)              The PIF will pay for (€) “**% of Halo’s capex for chilled water systems, room and utility modifications, and humidity controls per Part C and (ii) initial Technology Transfer activities

(c)               Halo may, at its option, suspend all Services until such time as any outstanding invoices have been paid in full.

3.  Supply of API and Materials:

(a)              Unless otherwise specified, Client will, at its expense, supply Halo with sufficient quantities of the API for Halo to perform the Services.

(b)              the coats of ail third party strophe’s’ fees and the purchase of project specific items (such as raw materials, excipients, packaging, special equipment, tooling, change parts, laboratory columns and reagents, reference standards including those under the applicable United States Pharmacopoeia, the National Formulary, the British Pharmacopoeia, the European Pharmacopoeia or the Japanese Pharmacopoeia) necessary for Halo to perform the Services will be purchased by Halo and charged to Client at Halo’s cost plus an additional **% as a handling charge except for certain third party suppliers’ fees specified in Part C that will be passed through to Client at Halo’s actual cost without a handling charge.

(c)               If Halo is required to buy any marketed product in order to complete the Services, Client acknowledges that the purchases will be made by Halo on behalf of Client and that Halo will assume no responsibility or liability whatsoever with respect to or for the marketed product.

(d)             If applicable, Halo and Client will cooperate arid assist each other as may be reasonably necessary to permit the import of the API and other materials into the country where the Services will be performed,

4.  Termination:

(a)              Either party may terminate this Contract if the other party is in material breach of any part of this Contract and the other party fails to remedy such breach within 30 days of the date of notice of the breach by the non- breaching party,

(b)              Halo may terminate the Contract if Client requests to reschedule any part of the Services beyond 120 days.

(c)               Upon completion or expiry of the Contract or if Client terminates the Contract for any business reason (other than for material breach by Halo) or if Halo terminates the Contract because of: (i) Client’s failure to cure any default within the 30 day notice period; or (ii) Client rescheduling any part of the Services beyond the 120 days, then Client will pay to Halo;

•                       any fees and expenses due to Halo for the Services rendered up to the date of completion, expiry or termination,

•                       all reasonable costs incurred by Halo to complete activities associated with the completion, expiry or termination and close of the Services rendered up to the date of completion, expiry or termination including, without limitation disposal fees that may be payable for any materials and supplies owned by Client to be disposed of by Halo; and any additional costs incurred by Halo in connection with the Services that are required to fulfill applicable regulatory and contractual requirements

(d)              Client will arrange for the pickup from the Halo site of all materials and supplies owned by Client or purchased by Halo for the Client’s project that the Client has paid for within thirty (30) days after the earlier of the completion, termination or expiration of this Contract. Halo will charge a $**  per pallet per month storage fee for all materials and supplies stored at the Halo site after the thirtieth day following the completion, termination or expiration of the Contract.

(e)               If termination, cancellation or postponement by Client occurs within 30 calendar days of the due start date of any manufacturing Services (the “Start Date), for any reason other than for material breath, willful negligence or misrepresentation by Halo, Client agrees to pay to Halo **% of the fees quoted for such manufacturing Services in Schedule A of this Contract, If termination, cancellation or postponement by Client occurs within 15 calendar days of the Start Date, for any reason other than for material breath, willful negligence or misrepresentation by Halo, Client agrees to pay to Halo **% of the fees quoted for such manufacturing Services in Schedule A of this Contract, If termination, cancellation or postponement by Client occurs is within 5 calendar days of the Start Date, then other than fur termination by Client as a result of material breach, willful negligence or misrepresentation by Halo, Client agrees to pay **% of the fees quoted for such Services in Schedule A

5.  Intellectual Property:

(a)              The term “Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, trade secrets, inventions, copyright, industrial designs and know-how.

(b)              For the term of this Contract, Client hereby grants to Halo, a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property which Halo must use in order to perform the Services solely for the Client. Halo shall not use Egalet Intellectual Property in the performance of services for other clients of Halo or for Halo-sponsored products.

(c)               All Intellectual Property generated or derived by Halo in the course of performing the Services, to the extent it is specific to the development, manufacture, use and sale of Client’s Product that is the subject of the Services, will be the exclusive property of Client-Intellectual Property, including further developments, enhancements, and improvements, developed by Halo in the course of performing the Services that relates to Egalet’s ADPREM technology and formulations will be the exclusive property of Client. Intellectual Property as defined in Part D sections 5(a) and 5(c) shall also include data, results, and associated reports, including batch production records, regarding the development, manufacture, use, and sale of Client’s Product and/or the ADPREM technology and formulations. Halo hereby assigns, by way of present and future assignment, with full title guarantee, to Client, all Intellectual Property generated or derived by Halo under this clause 5(c) and will do all acts necessary to effect title in and to such intellectual property into the name of the Client.

(d)              All Intellectual Property generated or derived by Halo while performing the Services which are not specific to, or dependent upon, Client’s Product or the ADPREM technology and formulations and which have application to manufacturing processes or formulation development of drug products or drug delivery systems will be the exclusive property of Halo. Halo hereby grants to Client, a non-exclusive, paid-up, royalty-free, transferable license of the Intellectual Property which Client may use for the manufacture of Client’s Product.

6.  Indemnity:

A.                 Indemnification by Client

Subject to Sections 6B and 6C(c), Client will defend, indemnify and hold Halo, its affiliates and their respective directors, officers, employees and agents (collectively, “Halo Indemnitees”) harmless from and against any and all third-party actions, causes of action, costs (including reasonable legal fees), claims, damages, liabilities and expenses (collectively, “Losses”) relating to or arising from

•                       the manufacture (except as may be contemplated by the Services) or distribution of Client’s Product or the use of Client’s Product by patients either as part of or outside of the scope of any clinical trials;

•                       the performance of the Services in accordance with the terms of this Contract;

•                       any misrepresentation, negligence or willful misconduct by Client or any of its affiliates and their respective directors, officers, employees and agents (collectively, Client Indemnitees”);

•                       any breach by Client of Client’s obligations or warranties under this Contract; or

•                       any claim of infringement or alleged infringement of any third party’s intellectual property rights in respect of Client’s Product, This indemnity will not apply to the extent that such Losses are

•                       determined to have resulted from the negligence or willful misconduct of Halo; or

•                       Losses for which Halo is obligated to indemnify Client Indemnitees under Section 6B.

B.                 Indemnification by Halo

Subject to Sections 6A and 6C(c), Halo will defend, indemnify and hold Client Indemnitees, harmless from and against any and all Losses resulting from, relating to or arising from: (i) the breach by Halo of any of its obligations or warranties under this Contract except to the extent that such Losses are:

•                       determined to have resulted from the negligence or willful misconduct of Client; or

•                       Losses for which Client is obligated to indemnify the Halo indemnities under Section 6A;(ii) the misrepresentation, negligence or willful misconduct of Halo, its affiliates, directors, officers, employees or agents; and (iii) any claim that the intellectual property of a third party is Infringed or allegedly infringed by Halo’s own products, processes or services.

C.                 Limitation of Liability

(a)              If Halo fails to materially perform any part of the Services in accordance with the terms of this Contract, then Client’s sole remedy will be to request Halo to:

•                       repeat that part of the Service at Halo’s costs provided that Client provides the API; or

•                       reimburse Client for the price for that part of the Service, excluding the cost of the API.

(b)              Under no circumstances whatsoever will Halo reimburse Client for the cost of the API.

(c)               Under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business or goodwill or (ii) any other liability, damage, cost or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of the damages.

D.                 No Warranty

HALO MAKES NO WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS CONTRACT. HALO MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY FOR CLIENT’S PRODUCT

7.  Regulatory Filings:

(a)              Client will have the sole responsibility for filing of all documents with the applicable regulatory authority (such as the United States Food and Drug Administration (“FDA”), the Health Products and Food branch of Health Canada or the European Medicine Evaluation Agency) (the “Regulatory Authority”) and to take any other actions that may be required for the receipt of approval from the Regulatory Authority for the commercial manufacture of Client’s Product.

(b)              At least 21 days prior to tiling any documents with the Regulatory Authority that incorporate data generated by Halo, Client will provide Halo with a copy of the documents incorporating such data so as to give Halo the opportunity to verify the accuracy and regulatory validity of the document; as they relate to the Halo generated data

(c)               If Halo is selected as the commercial site of manufacture of the Product which is the subject of the Services under this Contract, then at least 21 days prior to filing with the Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing Controls (“CMC”) portion of the New Drug Application or of the Abbreviated New Drug Application, as the case may be, Client will provide Halo with a copy of the CMC portion as well as all sup-porting documents which have been relied upon to prepare the CMC portion. This disclosure will permit Halo to verify that the CMC portion accurately describes the Services that Halo has performed and the manufacturing processes that Halo will perform under this Contract.

8.  Storage

Excluding retained samples or stability samples, and unless otherwise agreed between the parties, Client will pay the following storage costs to Halo if manufactured Product, clinical trial materials, placebo, development, feasibility, scale-up, registration, validation or any other batches, components, raw materials or supplies (collectively “Materials”) are stored at Halo for more than thirty (30) days after their release for shipment by Halo or anticipated use for the Services as the case may be:

(i)                  $**  per pallet per month storage fee for all Materials stored at room temperature

(ii)               $**  per pallet per month storage fee for all Materials stored at refrigeration temperature (2 to 8C);

(iii)            If Client requests storage at conditions different than those stated above (9i and ii), then this will he discussed and agreed between the parties on a separate basis.

Halo reserves the right to refuse to store any Materials, at its sole discretion at anytime. Client will be liable for all risk or loss of damage to the stored Material and will be Client’s responsibility to have appropriate insurance coverage in place for this risk

9.  Miscellaneous:

A.                 Assignment

(a)              Except as provided in subsection (b), neither party may assign or otherwise transfer as rights and obligations under this Contract without the prior written consent of the other party, which consent shall not unreasonably be withheld.

(b)              Unless prohibited by law, either party may assign or otherwise transfer (whether by operation of law, change of control, or otherwise) its rights and obligations under this Contract, without the prior written consent of the other party, (A) to an affiliate, provided that the assigning party remains responsible for the performance of this Contract by such affiliate or (B) in connection with a merger of Egalet or Halo, a sale of all or substantially all of the assets or equity of the business entity, division or unit, as applicable, that, in the case of Halo, provide Services or manufactures the Product, or, in the case of Egalet, owns, sponsors, markets, distributes, or sells the Product. Provided, however, that in the case of such an asset or equity aisle such assignee agrees to be bound by the terms of this Contract. Prior to of promptly after any assignment not requiring consent of the other party, the assigning party shall give the other party notice of the assignment.

(c)               Any attempted assignment or transfer in violation of this provision shall be null and void. All terms and conditions of this Contract shall be binding on and inure to the benefit of the successors and permitted assigns of the parties.

In the context of this Contract, “affiliate’ shall mean, with respect to either party, those entities controlled by, In control of, or under common control of such party

B.                 Force Majeure

Except for payment obligations, neither party will be responsible for delay or failure in performance resulting from acts beyond the reasonable control and without the fault or negligence of the party, including, but not limited to, strikes or other labor disturbances, lockouts, quarantines, communicable disease outbreaks, riots, wars, acts of terrorism, fires, floods, storms, interruption of or delay In transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity.

C.                 Survival

Any termination or expiration of this Contract will not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor will it prejudice any other remedies that the parties may have under this Contract. The Confidentiality Agreement; sections 2, 3, and 4 on page 26 of the Contract; and sections 4, 5, 6, 7, and 9E of Part D of the Contract will survive the termination or expiration of this Contract.

D.                 Independent Contractors

The parties are independent contractors and this Contract will not be construed to create between Halo and Client any other relationship such as, by way of example only, that of employer-employee, principal, agent, joint-venturer, co-partners or any similar relationship.

E.                 Confidentiality

The Confidentiality Agreement entered into between the parties will apply to all confidential information about the parties and the Services to be conducted under this Contract and the Confidentiality Agreement is deemed to be incorporated herein by reference. If the Confidentiality Agreement expires or terminates prior to the expiration or termination of this Contract, then the terms of the Confidentiality Agreement will nonetheless continue to govern the parties’ obligations of confidentiality for the term of this Contract and for 5 years thereafter.

F.                  Other Terms

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Halo will have any effect on the rights, duties or obligations of the parties, or otherwise modify, this Contract, regardless of any failure of Client or Halo to object to the terms, provisions, or conditions unless the document specifically refers to this Contract and Is signed by both parties.

G.               Insurance

Each party will maintain during the term of this Contract general liability and product liability insurance. Either party may request evidence of this insurance.

H.                Entire Agreement

This Contract is the complete agreement between the parties with respect to this subject matter and supersedes all other prior agreements and understandings, whether written or oral. Any modifications, amendment or supplement to this Contract must be in writing and signed by authorized representatives of both parties. in the event of conflict between the terms of Parts A, B, and C with the terms of Part D, then the terms of Parts A, B, and C shall take precedence over the terms of Part D.

I.                     Facsimile

This Contract may be signed in counterparts and by facsimile.

J.                   Choice of Law

This Contract is governed by the laws of the State of New Jersey, without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law.